PRICING SUPPLEMENT                              FILED PURSUANT TO RULE 424(b)(5)

(TO PROSPECTUS DATED JANUARY 17, 1996,                REGISTRATION NO. 033-64459
AS SUPPLEMENTED BY A PROSPECTUS
SUPPLEMENT DATED DECEMBER 12, 1997)

                                  $50,000,000
         6.00% REMARKETABLE OR REDEEMABLE SECURITIES(SM) ("ROARS"(SM))
                              DUE JANUARY 15, 2011

                                   IBP, INC.

     The annual interest rate on the 6.00% Remarketable or Redeemable Securities (the "ROARS") due January 15, 2011 (the "Stated Maturity") issued by IBP, inc. (the "Company") for the period to January 15, 2001 is 6.00%. If NationsBanc Montgomery Securities LLC, as Remarketing Dealer (the "Remarketing Dealer"), elects to remarket the ROARS as described herein, the ROARS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on January 16, 2001 (the "Remarketing Date"), except in the limited circumstances described herein. See "Description of ROARS -- Mandatory Tender of ROARS; Remarketing". If the Remarketing Dealer for any reason does not purchase all tendered ROARS on the Remarketing Date or elects not to remarket the ROARS, or in certain other limited circumstances described herein, the Company will be required to repurchase the entire principal amount of the ROARS from the Beneficial Owners (as defined herein) thereof at 100% of the principal amount thereof plus accrued interest, if any, to the Remarketing Date. See "Description of ROARS -- Repurchase".

     Interest on the ROARS is payable semi-annually on January 15 and July 15 of each year, commencing July 15, 1998. Except in the limited circumstances described herein, the ROARS are not subject to redemption by the Company prior to the Stated Maturity.
                                                        (continued on next page)
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT OR
   THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     The ROARS are offered by NationsBanc Montgomery Securities LLC (the "Underwriter"), which has agreed to purchase the entire aggregate principal amount of the ROARS from the Company for resale to one or more investors. The Underwriter proposes to offer the ROARS from time to time for sale in negotiated transactions or otherwise, at prices relating to prevailing market prices determined by the Underwriter at the time of each sale. The proceeds to the Company will be 102.757% of the principal amount of the ROARS sold to the Underwriter, and the aggregate proceeds will be $51,378,500, in each case plus accrued interest, if any, from January 15, 1998. See "Plan of Distribution".
                            ------------------------

     The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is anticipated that delivery of the ROARS will be made through the book-entry facilities of The Depository Trust Company (the "Depository") on or about January 15, 1998.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

            The date of this Pricing Supplement is January 6, 1998.
---------------
(sm) Service Mark of NationsBanc Montgomery Securities LLC

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE ROARS. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE ROARS IN THE OPEN MARKET.

     IT IS EXPECTED THAT DELIVERY OF THE ROARS WILL BE MADE AGAINST PAYMENT THEREFOR ON OR ABOUT THE DATE SPECIFIED IN THE LAST PARAGRAPH OF THE COVER PAGE, WHICH IS THE SEVENTH BUSINESS DAY FOLLOWING THE DATE HEREOF (SUCH SETTLEMENT CYCLE BEING HEREIN REFERRED TO AS "T+7"). PURCHASERS OF ROARS SHOULD NOTE THAT THE ABILITY TO SETTLE SECONDARY MARKET TRADES OF THE ROARS PRIOR TO THE SETTLEMENT DATE MAY BE EFFECTED BY THE T+7 SETTLEMENT. SEE "PLAN OF DISTRIBUTION".

     The ROARS are being issued pursuant to a Prospectus Supplement dated December 12, 1997 (the "Prospectus Supplement") to a Prospectus dated January 16, 1996 (the "Prospectus"), under which Prospectus Supplement there may from time to time be offered the Company's Medium-Term Notes (the "Notes") in an aggregate principal amount (or in the case of Notes issued at a discount from the principal amount, an aggregate initial offering price) of up to $300,000,000 or the equivalent thereof in one or more Foreign Currencies (as defined in the Prospectus Supplement). This Pricing Supplement establishes the terms of the ROARS.

     ROARS will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof. Each ROARS will be issued in fully registered book-entry form (a "Book-Entry Note") and will be represented by one or more fully registered global securities (the "Global Notes") deposited with or on behalf of the Depository and registered in the name of the Depository or the Depository's nominee. Interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (with respect to its participants' interests) and the Depository's participants (with respect to Beneficial Owners). Except as described in the Prospectus Supplement under "Description of Notes -- Book-Entry Notes", owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the Holders thereof.
                            ------------------------

     References herein to "U.S. dollars" or "U.S. $" or "$" are to the lawful currency of the United States of America.

     For definitions of certain terms used in this Pricing Supplement and accompanying Prospectus and Prospectus Supplement, see "Glossary" on page S-25 of the Prospectus Supplement.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the ROARS offered hereby will be added to the working capital of the Company and may be used to reduce short-term borrowings. Any remaining proceeds will be available for general corporate purposes.

                              DESCRIPTION OF ROARS

GENERAL

     The following description of the particular terms of the ROARS supplements and, to the extent inconsistent therewith, replaces, the description of the Notes set forth in the accompanying Prospectus Supplement and the Prospectus. Except as expressly provided in this Pricing Supplement, the terms and conditions set forth in the Prospectus Supplement will apply to the ROARS offered hereby.

     Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Indenture, dated as of January 26, 1996 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture. The Indenture provides for the issuance from time to time of various series of Debt Securities, including the ROARS offered hereby. Each series may differ as to terms, including Maturity, interest rate, redemption and sinking fund provisions, covenants, and events of default. As of January 6, 1998, the Company had outstanding $200 million aggregate principal amount of Debt Securities under the Indenture.

     The ROARS offered hereby will be unsubordinated and unsecured obligations of the Company and will rank pari passu in right of payment with all other unsubordinated and unsecured indebtedness of the Company. The ROARS will not limit other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions of the Company or any of its subsidiaries.

     The terms applicable to the series of Notes offered hereby are as follows:

 (1)  Currency:              U.S. dollars

 (2)  Aggregate Principal
      Amount:                $50,000,000

 (3)  Interest rate basis:   Fixed rate

 (4)  Price at which ROARS
      will be offered to
      the public:            The ROARS will be offered from time to time for
                             sale by the Underwriter in negotiated transactions or otherwise, at prices relating to prevailing market prices determined by the Underwriter at the time of each sale.

 (5)  Stated Maturity:       January 15, 2011

 (6)  Interest rate:         The ROARS will bear interest at 6.00% per annum for
                             the period to January 15, 2001 (the "Remarketing
                             Date"). If the Remarketing Dealer elects to remarket the ROARS, except in the limited circumstances described herein, (a) the ROARS will be subject to mandatory tender to the Remarketing
                             Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, on the terms and subject to the conditions described herein, and
                             (b) on and after the Remarketing Date, the ROARS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below (the "Interest

                             Rate to Maturity"). See "Mandatory Tender of ROARS; Remarketing" below.

 (7)  Interest Payment
      Dates: The ROARS will bear interest from January 15, 1998, payable semi-annually on January 15 and July 15 of each year (each, an "Interest Payment Date"), commencing July 15, 1998, to the persons in whose name the ROARS are registered on the 15th calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date").

 (8)  Business Day:          Any day that is not a day on which banking
                             institutions in New York, New York are authorized or obligated by law or executive order to close.

 (9)  Mandatory Tender of
      ROARS: Provided that the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not later than five Business Days prior to the Remarketing Date of its intention to purchase the ROARS for remarketing (the "Notification Date"), each of the ROARS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "Repurchase" or "Redemption" below. The purchase price for the tendered ROARS to be paid by the Remarketing Dealer will be equal to 100% of the principal amount thereof. See "Notification of Results; Settlement". When the ROARS are tendered for remarketing, the Remarketing Dealer may remarket the ROARS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Remarketing Date, the ROARS will bear interest at the Interest Rate to Maturity. If the Remarketing Dealer elects to remarket the ROARS, the obligation of the Remarketing Dealer to purchase the ROARS on the Remarketing Date is subject, among other things, to the conditions that, since the Notification Date, no material adverse change in the consolidated financial condition, stockholders' equity or results of operations or business of the Company and its subsidiaries taken as a whole shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the ROARS shall have occurred and be continuing. If for any reason the Remarketing Dealer does not purchase all tendered ROARS on the Remarketing Date, the Company will be required to repurchase the ROARS from the Beneficial Owners thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the ROARS to the Remarketing Date. See "Repurchase" below.

(10)  Interest Rate to
      Maturity:              The Interest Rate to Maturity on any Remarketed
                             ROARS shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third
                             Business Day immediately preceding the Remarketing
                             Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to the sum of 5.530% (the
                             "Base Rate") and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the ROARS.

                             For this purpose, the following terms have the following meanings:

       "Applicable Spread"   The lowest bid indication, expressed as a spread
                             (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing
                             Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate outstanding principal amount of the ROARS at the Dollar Price, but assuming (a) an issue date that is the Remarketing Date, with settlement on such date without accrued interest, (b) a maturity date that is the Stated Maturity and (c) a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate
                             Dealer. If fewer than five Reference Corporate
                             Dealers bid as described above, then the Applicable
                             Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the holders of beneficial interests in the ROARS (the "Beneficial Owners"), the Holders
                             (as defined in the Indenture) of the ROARS, the Company and the Trustee.

       "Comparable Treasury
       Issues" The United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the ROARS being purchased by the Remarketing Dealer.

       "Comparable Treasury
       Price" With respect to the Remarketing Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day,
                             (i) the average of the Reference Treasury Dealer Quotations (as defined below) for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., on the Determination Date.

       "Dollar Price"        With respect to the ROARS, the present value, as of
                             the Remarketing Date, of the Remaining Scheduled
                             Payments (as defined below) discounted to the Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below).

       "Reference Corporate
       Dealers" Each of NationsBanc Montgomery Securities LLC, BankAmerica Robertson Stephens, Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney and UBS Securities LLC and their respective successors; provided that if any of the foregoing or their affiliates shall cease to be a leading dealer of publicly traded debt securities of the Company (a "Primary Corporate Dealer"), the Remarketing Dealer shall substitute therefor another Primary Corporate Dealer.

       "Reference Treasury
       Dealer" Each of NationsBanc Montgomery Securities LLC, BankAmerica Robertson Stephens, Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney and UBS Securities LLC and their respective successors; provided that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

       "Remaining Scheduled
       Payments"             With respect to the ROARS, the remaining scheduled
                             payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity; provided that if the Remarketing Date is not an Interest Payment Date with respect to the ROARS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Remarketing Date.

       "Treasury Rate"       With respect to the Remarketing Date, the rate per
                             annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues
                             (as defined above), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined above) for such Remarketing Date.

(11)  Notification of
Results;
      Settlement:            Provided the Remarketing Dealer has previously
                             notified the Company and the Trustee on the Notification Date of its intention to purchase all tendered ROARS on the Remarketing Date, the Remarketing Dealer will notify the Company, the Trustee and the Depository by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity.

                             All the tendered ROARS will be automatically delivered to the account of the Trustee, by book-entry through the Depository pending payment of the purchase price therefor, on the Remarketing Date.

                             The Remarketing Dealer will make or cause the Trustee to make payment to the Depository participant (each, a "Participant") of each tendering Beneficial Owner of ROARS, by book entry through the Depository by the close of business on the Remarketing Date against delivery through the Depository of such Beneficial Owner's tendered ROARS, of the purchase price for tendered ROARS that have been purchased for remarketing by the Remarketing Dealer. The purchase price of such tendered ROARS will be equal to 100% of the principal amount thereof. If the Remarketing Dealer does not purchase all of the

                             ROARS on the Remarketing Date, it will be the obligation of the Company to make or cause to be made such payment for the ROARS, as described below under "Repurchase". In any case, the Company will make or cause the Trustee to make payment of interest to each Beneficial Owner of ROARS due on the Remarketing Date by book entry through the Depository by the close of business on the Remarketing Date.

                             The transactions described above will be executed on the Remarketing Date through the Depository in accordance with the procedures of the Depository, and the accounts of the respective Participants will be debited and credited and the ROARS delivered by book entry as necessary to effect the purchases and sales thereof.

                             Transactions involving the sale and purchase of ROARS remarketed by the Remarketing Dealer on and after the Remarketing Date will settle in immediately available funds through the Depository's Same-Day Funds Settlement System.

                             The tender and settlement procedures described above, including provisions for payment by purchasers of ROARS in the remarketing or for payment to selling Beneficial Owners of tendered ROARS, may be modified, notwithstanding any contrary terms of the Indenture, to the extent required by the Depository or, if the book-entry system is no longer available for the ROARS at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of ROARS in certificated form. In addition, the Remarketing Dealer may, notwithstanding any contrary terms of the Indenture, modify the settlement procedures set forth above in order to facilitate the settlement process.

                             As long as the Depository's nominee holds the certificates representing any ROARS in the book entry system of the Depository, no certificates for such ROARS will be delivered by any selling Beneficial Owner to reflect any transfer of such ROARS effected in the remarketing. In addition, under the terms of the ROARS and the Remarketing Agreement (as defined below), the Company has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, (a) it will use its best efforts to maintain the ROARS in book-entry form with the Depository or any successor thereto and to appoint a successor depository to the extent necessary to maintain the ROARS in book-entry form and (b) it will waive any discretionary right it otherwise has under the Indenture to cause the ROARS to be issued in certificated form.

                             For further information with respect to transfers and settlement through the Depository, see "Description of Notes -- Book-Entry Notes" in the accompanying Prospectus Supplement.

(12)  Remarketing Dealer:    On or prior to the date of original issuance of the
                             ROARS, the Company and the Remarketing Dealer will enter into a Remarketing Agreement (the
                             "Remarketing Agreement").

                             The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing. If the Remarketing Agreement is terminated at the option of the Remarketing Dealer based upon the occurrence of any of certain specified termination events, the Company maybe obligated thereunder to reimburse the

                             Remarketing Dealer for all of its reasonable out-of-pocket expenses. In addition, in the event of any such termination or in the event that, following the Remarketing Dealer's election to remarket the ROARS, certain conditions to the Remarketing Dealer's election to remarket the ROARS, certain conditions to the Remarketing Dealers obligation to remarket the ROARS are not satisfied, the Company may be obligated to pay to the Remarketing Dealer the fair market value, calculated as set forth in the Remarketing Agreement, of the Remarketing Dealer's right to purchase and remarket the ROARS pursuant to the Remarketing Agreement.

                             The Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), arising out of or in connection with its duties under the Remarketing Agreement.

                             In the event that the Remarketing Dealer elects to remarket the ROARS as described herein, the obligation of the Remarketing Dealer to purchase ROARS from tendering Beneficial Owners of ROARS will be subject to several conditions precedent set forth in the Remarketing Agreement that are customary in the Company's public offerings, including the conditions that, since the Notification Date, no material adverse change in the consolidated financial condition, stockholders' equity or results of operations of business of the Company and its subsidiaries taken as a whole, and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing with respect to the ROARS. In addition, the Remarketing Agreement will provide for the termination thereof, or redetermination of the Interest Rate to Maturity, by the Remarketing Dealer on or before the Remarketing Date, upon the occurrence of certain events that are also customary in the Company's public securities offerings.

                             No Beneficial Owner of any ROARS shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such ROARS.

                             The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective 10 business days after the delivery to the Company and the Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Dealer.

                             The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the ROARS. The Remarketing Dealer may exercise any vote or join in any action which any Beneficial Owner of ROARS may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.

(13)  Repurchase:            In the event that (a) the Remarketing Dealer for
                             any reason does not notify the Company of the Interest Rate to Maturity by 4:00 p.m., New York
                             City time, on the Determination Date, or (b) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (c) since the Notification Date, a material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the ROARS shall have occurred and be continuing, or any other event constituting a termination event under the Remarketing Agreement shall have occurred, or (d) the Remarketing Dealer elects not to remarket the ROARS, or (e) the Remarketing
                             Dealer for any reason does not purchase all tendered ROARS on the Remarketing Date, the Company will repurchase the ROARS as a whole on the Remarketing Date at a price equal to 100% of the aggregate principal amount of the ROARS plus all accrued and unpaid interest, if any, on the ROARS to the Remarketing Date. In any such case, payment will be made by the Company to the Participant of each tendering Beneficial Owner of ROARS, by book entry through the Depository by the close of business on the Remarketing Date against delivery through the Depository of such Beneficial Owner's tendered ROARS.

(14)  Redemption:            Except in the limited circumstances described
                             below, the ROARS are not subject to redemption at the option of the Company. If the Remarketing
                             Dealer elects to remarket the ROARS on the Remarketing Date, the ROARS will be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, in each case subject to the conditions described above under "Mandatory
                             Tender of ROARS; Remarketing" and "Repurchase" and to the Company's right to redeem the ROARS from the Remarketing Dealer as described in the next sentence. The Company will notify the Remarketing
                             Dealer and the Trustee, not later than the Business
                             Day immediately preceding the Determination Date, if the Company irrevocably elects to exercise its right to redeem the ROARS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the Optional Redemption Price.
                             The "Optional Redemption Price" shall be the greater of (a) 100% of the aggregate principal amount of the ROARS and (b) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Remarketing Dealer, discounted to the Remarketing Date on a semi-annual basis
                             (assuming a 360-day year consisting of twelve
                             30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to the date of redemption. If the Company elects to redeem the ROARS, it shall pay the redemption price therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on the Remarketing Date.

(15)  Sinking Fund:          None

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the ROARS is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with initial purchasers who hold ROARS as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding ROARS as a hedge against currency risk or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. In addition, this discussion only addresses the Federal income tax consequences of the ROARS until the Remarketing Date. Persons considering the purchase of ROARS must consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the ROARS arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a ROARS that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate whose income is subject to United States Federal income tax regardless of its source,
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or
(v) any other person whose income or gain in respect of a ROARS is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a ROARS that is not a U.S. Holder.

U.S. HOLDERS

     The United States Federal income tax treatment of debt obligations such as the ROARS is not certain. Because the ROARS are subject to mandatory tender on the Remarketing Date, the Company intends to treat the ROARS as maturing on the Remarketing Date for United States Federal income tax purposes. By purchasing the ROARS, a U.S. Holder agrees to follow such treatment for United States Federal income tax purposes. Based on such treatment, interest on the ROARS will constitute "qualified stated interest" and generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. Holder's regular method of tax accounting). Under the foregoing, if the ROARS are issued to a U.S. Holder at par value or alternatively, the excess of the par value over the issue price is less than the statutory de minimis amount (generally 1/4 of 1% of the ROARS' stated redemption price at the Remarketing Date multiplied by the number of complete years to the Remarketing Date from its issue date), the ROARS will not be treated as having original issue discount.

     If the ROARS are issued at a discount greater than the statutory de minimis amount, a U.S. Holder must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of accounting. In general, the amount of original issue discount included in income by an initial U.S. Holder of a ROARS would be the sum of the daily portions of original issue discount with respect to such ROARS for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such ROARS. The "daily portion" of original issue discount on any ROARS is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the ROARS, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of (x) the ROARS' adjusted issue price at the beginning of such accrual period and appropriately adjusted to take into account the length of the particular accrual period and (y) the yield of the ROARS (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a ROARS at the beginning of any accrual period is the sum of the issue price of the ROARS plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the ROARS that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Under the foregoing treatment, upon the sale, exchange or retirement of a ROARS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the ROARS. A U.S. Holder's adjusted tax basis in the ROARS generally will equal such U.S. Holder's initial investment in the ROARS increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such ROARS. Subject to the application of the market discount rules, such gain or loss will be capital if the ROARS are held as a capital asset.

     The Taxpayer Relief Act of 1997 (the "1997 Act") reduces the maximum rates on long-term capital gains recognized on capital assets held by individual taxpayers for more than eighteen months as of the date of disposition (and would further reduce the maximum rates on such gains in the year 2001 and thereafter for certain individual taxpayers who meet specified conditions). The capital gains rate for capital assets held by individual taxpayers for more than twelve months but not more than eighteen months ("mid term") was not changed by the 1997 Act. The 1997 Act does not change the capital gain rates for corporations. Prospective investors should consult their own tax advisors concerning these tax law changes.

     There can be no assurance that the Internal Revenue Service ("IRS") will agree with the Company's treatment of ROARS, and the IRS could seek to treat the ROARS as maturing on the Stated Maturity. In the event the ROARS were treated as maturing on the Stated Maturity for United States Federal income tax purposes, because the Interest Rate to Maturity will not be determined until the Determination Date, the ROARS would be treated as having contingent interest under the Code. In such event, under Treasury Regulations governing debt instruments that provide for contingent payments (the "Contingent Payment Regulations"), the Company would be required to construct a projected payment schedule for the ROARS based upon the Company's current borrowing costs for comparable debt instruments of the Company, from which an estimated yield on the ROARS would be calculated. A U.S. Holder would be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the ROARS that would be deemed to accrue at this estimated yield for each day during the U.S. Holder's taxable year on which the U.S. Holder holds the ROARS. The amount of interest that would be deemed to accrue in any accrual period would equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the ROARS' adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest would be determined by allocating to each day in the accrual period the ratable portion of the interest that would be deemed to accrue during the accrual period. In general, for these purposes, the ROARS' adjusted issue price would equal the ROARS' issue price increased by the interest previously accrued on the ROARS, and reduced by all payments made on the ROARS. As a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

     Under the Contingent Payment Regulations, upon the sale or exchange of a ROARS (including a sale pursuant to the mandatory tender on the Remarketing
Date), a U.S. Holder would be required to recognize taxable income or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder's adjusted tax basis in the ROARS as of the date of disposition. A U.S. Holder's adjusted tax basis in the ROARS generally would equal such U.S. Holder's initial investment in the ROARS increased by any interest previously included in income with respect to the

ROARS by the U.S. Holder, and decreased by any payments received by the U.S. Holder. Any taxable income generally would be treated as ordinary income. Any such taxable loss generally would be treated (i) first as an offset to any interest otherwise includible in income by a U.S. Holder with respect to the ROARS for the taxable year in which the sale or exchange occurs to the extent of the amount of such includible interest, and (ii) then as an ordinary loss to the extent of the U.S. Holder's total interest inclusions on the ROARS in previous taxable years. Any remaining loss in excess of the amounts described in (i) and
(ii) above generally would be treated as short-term, mid-term, or long term-capital loss (depending upon the U.S. Holder's holding period for the ROARS). All amounts includible in income by a U.S. Holder as ordinary income pursuant to the Contingent Payment Treasury Regulations would be treated as original issue discount.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal or interest (including original issue discount and accruals under the Treasury regulations applicable to contingent payment debt obligations, if any) on a ROARS, unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the Company, is a controlled foreign corporation related to the Company through stock ownership or is a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the Beneficial Owner of the ROARS under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the Beneficial Owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the Beneficial Owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a ROARS is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the Beneficial Owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes gain upon retirement or disposition of a ROARS, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The ROARS will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the ROARS would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the ROARS to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the ROARS to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a ROARS to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. Holder status (and certain other conditions are met). Certification of the registered owner's non-U.S. Holder status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a Beneficial Owner generally would be allowed as a refund or a credit against such Beneficial Owner's United States Federal income tax provided the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in an underwriting agreement (the "Purchase Agreement") between the Company and NationsBanc Montgomery Securities LLC (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, the entire principal amount of the ROARS at a price equal to 102.757% of the principal amount thereof, plus accrued interest, if any, from January 15, 1998. The aggregate proceeds to the Company from the sale of the ROARS to the Underwriter will be $51,378,500 plus accrued interest, if any, from January 15, 1998.

     In the Purchase Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all the ROARS offered hereby if any ROARS are purchased. The Underwriter has advised the Company that the Underwriter proposes to offer the ROARS from time to time for sale in negotiated transactions or otherwise, at prices relating to prevailing market prices determined by the Underwriter at the time of each sale. The Underwriter may effect such transactions by selling ROARS to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and any purchasers of ROARS for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the ROARS may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the ROARS by them may be deemed to be underwriting compensation.

     The ROARS are a new issue of securities with no established trading market. The Company has been advised by the Underwriter that the Underwriter intends to make a market in the ROARS, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the ROARS.

     The Underwriter is permitted to engage in certain transactions that maintain or otherwise affect the price of the ROARS. Such transactions may include over-allotment transactions and purchases to cover short positions created by the Underwriter in connection with the offering. If the Underwriter creates a short position in the ROARS in connection with the offering, i.e., if it sells ROARS in an aggregate principal amount exceeding that set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing ROARS in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ROARS. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     It is expected that delivery of the ROARS will be made against payment therefor on or about the date specified in the last paragraph of the cover page hereof, as agreed upon by the Company and the Underwriter pursuant to Rule 15c6-1 under the Exchange Act, which is the seventh business day following the date hereof. Accordingly, purchasers who wish to trade ROARS on the date hereof or prior to settlement will be required, by virtue of the fact that the ROARS initially will settle in T+7, to specify alternate settlement arrangements to prevent a failed settlement.

     In the ordinary course of business, the Underwriter and its affiliates have engaged and may in the future engage in investment banking transactions with the Company and certain of its affiliates. The Underwriter has been appointed as the Remarketing Dealer for the ROARS. See "Description of ROARS -- Remarketing". NationsBank, N.A., an affiliate of the Underwriter, currently participates as a lender in the Company's revolving credit facility.

     The Company has agreed to indemnify the Underwriter and certain other persons against certain liabilities, including liabilities under the Securities Act, or to make contribution to certain payments in respect thereof.

             ======================================================

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than contained or incorporated by reference in this Pricing Supplement, the Prospectus Supplement or the Prospectus in connection with the offer made by this Pricing Supplement, the Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. Neither the delivery of this Pricing Supplement, the Prospectus Supplement or the Prospectus nor any sale made hereunder and thereunder shall under any circumstance create an implication that there has not been any change in the affairs of the Company since the date hereof. This Pricing Supplement, the Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                          ----------------------------

                               TABLE OF CONTENTS

                          ----------------------------

                                        Page
                                        ----
PRICING SUPPLEMENT

Use of Proceeds.......................    2
Description of ROARS..................    2
Certain United States Federal Tax
  Considerations......................    9
Plan of Distribution..................   13

             ======================================================
             ======================================================
                                  $50,000,000

                                   IBP, INC.

                             6.00% REMARKETABLE OR
                      REDEEMABLE SECURITIES ("ROARS"(SM))
                              DUE JANUARY 15, 2011
                          ----------------------------

                               PRICING SUPPLEMENT

                          ----------------------------
                                  NATIONSBANC
                           MONTGOMERY SECURITIES LLC
                                January 6, 1998
             ======================================================